SCHEDULE 14A
RULE 14a-101
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

CSK AUTO CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

CSK AUTO CORPORATION

Notice of Annual Meeting of Stockholders

To be Held on Wednesday, June 12, 2002
At 9:00 A.M. Mountain Standard (Phoenix Local) Time

May 15, 2002

Fellow Stockholder:

      On behalf of the Board of Directors, you are cordially invited to attend the CSK Auto Corporation Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, June 12, 2002 at 9:00 a.m. Mountain Standard (Phoenix local) Time, at The Arizona Biltmore, 2400 E. Missouri Avenue, Phoenix, Arizona. The purpose of the Annual Meeting is to consider and act upon the following proposals, and to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

•	Electing the thirteen directors of the Company to serve until the Company’s next annual meeting and until their successors have been duly elected and qualified.

•	Ratifying the appointment of PricewaterhouseCoopers LLP as the Company’s independent public accountant for the fiscal year ending February 2, 2003 (“fiscal 2002”).

•	Approving the annual incentive compensation terms for certain senior executives.

•	Approving an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock.

      The Board of Directors recommends that you vote FOR all of the foregoing proposals. Please refer to this Proxy Statement for detailed information on each of these proposals and on the business to be transacted at the Annual Meeting. Please also find enclosed CSK Auto Corporation’s Annual Report for the fiscal year ended February 3, 2002.

      The Board of Directors has fixed April 26, 2002 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or at any adjournment or postponement thereof. It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend in person, please complete, sign, date and return your proxy card promptly, in the envelope provided. If you attend the Annual Meeting, you may vote your shares in person even though you have previously signed and returned your proxy. You must have an admission ticket to attend, and procedures for requesting that ticket are detailed on page 2 of this Proxy Statement.

      A list of all stockholders of record entitled to vote at the Annual Meeting will be open to examination, for any purpose germane to the Annual Meeting, during ordinary business hours for a period of ten days prior to the Annual Meeting, at the principal executive office of CSK Auto Corporation at 645 East Missouri Avenue, Suite 400, Phoenix, Arizona 85012. This list will also be available for examination during the Annual Meeting at the place where the meeting is held.

      We look forward to you attending either in person or by proxy.

Sincerely yours,

Maynard Jenkins
Chairman

Matters to be Considered at the Annual Meeting
Voting and Attendance
Expenses of Solicitation
PROPOSAL 1 ELECTION OF DIRECTORS
Nominees for Director
Board Meetings and Committees
Nominating Committee
Audit Committee
Report of the Audit Committee
Compensation Committee
Compensation of Directors
Compensation Committee Interlocks and Insider Participation
Report of the Compensation Committee on Executive Compensation
Compensation Policies
CEO Compensation
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
EXECUTIVE OFFICERS
Executive Compensation
Employment Agreements
Indebtedness
STOCK PERFORMANCE GRAPH
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 2 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANT
PROPOSAL 3 APPROVAL OF THE CSK AUTO CORPORATION 2002 EXECUTIVE INCENTIVE PROGRAM
2002 Executive Incentive Program
Federal Income Tax Consequences
PROPOSAL 4 APPROVAL OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK
OTHER MATTERS
Shareholder Proposals
Section 16(a) Beneficial Ownership Reporting Compliance

Matters to be Considered at the Annual Meeting	1
Voting and Attendance	1
Expenses of Solicitation	2
PROPOSAL 1 — ELECTION OF DIRECTORS	3
Nominees for Director	3
Board Meetings and Committees	5
Nominating Committee	5
Audit Committee	5
Report of the Audit Committee	6
Compensation Committee	7
Compensation of Directors	7
Compensation Committee Interlocks and Insider Participation	8
Report of the Compensation Committee on Executive Compensation	9
Compensation Policies	9
CEO Compensation	10
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	11
EXECUTIVE OFFICERS	14
Executive Compensation	15
Employment Agreements	16
Indebtedness	17
STOCK PERFORMANCE GRAPH	18
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	19
PROPOSAL 2 — RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANT	22
PROPOSAL 3 — APPROVAL OF THE CSK AUTO CORPORATION 2002
EXECUTIVE INCENTIVE PROGRAM	23
2002 Executive Incentive Program	23
Federal Income Tax Consequences	23
PROPOSAL 4 — APPROVAL OF AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION TO INCREASE NUMBER OF AUTHORIZED SHARES	25
OTHER MATTERS	27
Shareholder Proposals	27
Section 16(a) Beneficial Ownership Reporting Compliance	27

i

CSK Auto Corporation

645 East Missouri Avenue

Phoenix, AZ 85012

PROXY STATEMENT

       This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CSK Auto Corporation for use in voting at the Annual Meeting of Stockholders to be held at The Arizona Biltmore in Phoenix, Arizona on Wednesday, June 12, 2002 at 9:00 a.m. Mountain Standard (Phoenix local) Time, and at any postponement or adjournment thereof, for the purposes set forth in the attached notice. Unless the context indicates otherwise, the “Company,” “we,” “us,” and “our” refer to CSK Auto Corporation and its subsidiaries. Whether or not you expect to attend the Annual Meeting in person, please return your executed proxy card in the enclosed postage-paid envelope or vote by telephone at the number indicated on the enclosed proxy card and the shares represented thereby will be voted in accordance with your instructions.

      Our principal executive office is located at 645 East Missouri Avenue, Suite 400, Phoenix, Arizona 85012. We can be reached by telephone at (602) 265-9200. This Proxy Statement, the accompanying proxy card, and the Company’s Annual Report for the fiscal year ended February 3, 2002 (“fiscal 2001”) are first being mailed on or about May 15, 2002 to our stockholders of record as of April 26, 2002.

Matters to be Considered at the Annual Meeting

      At the Annual Meeting, you will be asked to consider and vote on the proposals described in this Proxy Statement and on any other business that properly comes before the Annual Meeting. With respect to any matter to come before the meeting, you or your authorized proxy holder will be entitled to one vote for each share of common stock that you owned as of April 26, 2002, the record date for the Annual Meeting. As of April 26, 2002, there were 32,477,780 shares of our common stock outstanding.

      The following is a brief summary of the proposals to be presented at our Annual Meeting. This summary is not intended to be a complete statement of all material features of the proposals and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement.

  Proposal 1

      Proposal 1 concerns the election of a board of thirteen directors, all of whom are currently serving on the Board of Directors.

  Proposal 2

      Proposal 2 concerns ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent public accountant for fiscal 2002.

  Proposal 3

      Proposal 3 concerns the approval of the annual incentive compensation terms for certain senior executives.

  Proposal 4

      Proposal 4 concerns the approval of an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of our common stock.

Voting and Attendance

  Voting at the Annual Meeting

      In order to obtain a quorum (the minimum number of stockholders required to be present in person or by proxy to take valid action) at the Annual Meeting, holders of a majority of the issued and outstanding shares of our common stock entitled to vote must attend, either in person or by proxy. In accordance with Delaware law, if a stockholder abstains from voting on an action, that stockholder’s shares will still be counted for determining whether the requisite number of stockholders attended the Annual Meeting. If a broker does not vote on any particular action because it does not have the authority to do so, but does vote on other actions, the shares will still be counted for determining whether the requisite number of stockholders attended the Annual Meeting.

      All actions to be taken at the Annual Meeting, including the election of directors, shall be decided by an affirmative vote of the holders of a majority of shares of common stock issued and outstanding, and present, either in person or by proxy, at the Annual Meeting.

      All valid proxies received pursuant to this solicitation will be voted in accordance with the instructions specified in the proxy. If no such instructions have been specified, the shares will be voted “FOR” each of the Company’s nominees for election to the Board of Directors and “FOR” each of the other matters discussed in this Proxy Statement.

      We do not know of any matters to be acted upon at the meeting other than those discussed in this Proxy Statement. If other matters properly come before the Annual Meeting, it is the intention of the persons named in the solicited proxy to vote on such matters in accordance with their judgment as to the best interests of the Company.

      Any stockholder who has executed and returned a proxy and who for any reason desires to revoke such proxy may do so at any time before the proxy is exercised (i) by delivering written notice prior to the Annual Meeting to the Secretary of the Company at the above address, (ii) by voting the shares represented by such proxy in person at the Annual Meeting, or (iii) by giving a later proxy at any time before the closing of the polls. Attendance at the Annual Meeting, will not, by itself, revoke a proxy.

  Voting in Person

      If you wish to attend the Annual Meeting in person, you must have an admission ticket. Advance ticket requests must be submitted in writing and received by CSK Auto Corporation on or before June 5, 2002. No advance ticket requests will be processed after that date. Submit advance ticket requests to Lon B. Novatt, Secretary, by mail at 645 East Missouri Avenue, Suite 400, Phoenix, Arizona 85012. Tickets will be available at the door for stockholders of record on the record date and for such stockholders’ authorized proxy holders. Each stockholder of record on the record date, or such stockholder’s authorized proxy holder, is entitled to bring one guest.

  Voting by Proxy

      If you properly execute the enclosed proxy card and return it in time for the Annual Meeting, your proxy will be considered validly given. CSK Auto Corporation is also offering stockholders the opportunity to vote by telephone. Instructions for stockholders interested in using this method to vote are set forth in the enclosed proxy materials.

Expenses of Solicitation

      The costs of solicitation of proxies will be borne by the Company. Such costs include preparation, printing, and mailing of the Notice of Annual Meeting of Stockholders, this Proxy Statement, the enclosed proxy card and the Company’s Annual Report on Form 10-K for fiscal 2001, and the reimbursement of brokerage firms and others for reasonable expenses incurred by them in connection with the forwarding of proxy solicitation materials to beneficial owners. The solicitation of proxies will be conducted primarily by mail, but may include telephone, facsimile or oral communications by directors, officers, or regular employees of the Company acting without special compensation.

PROPOSAL 1

ELECTION OF DIRECTORS

      The thirteen individuals named in the table below are our nominees for election to the Board of Directors. Each of the nominees currently serves on our Board of Directors. Our directors are elected for terms of one year and will hold office until the next annual meeting of our stockholders and until his or her successor has been elected and qualified. At the Annual Meeting, all directors will be elected to serve until the 2003 Annual Meeting of Stockholders.

      Each of the nominees has consented to being named as a nominee in this Proxy Statement and has agreed to serve if elected. Should any nominee become unable or unwilling to serve for any reason, it is intended that the persons named in the solicited proxy will vote for the election of such other person as may be designated by the Board of Directors.

      The Nominating Committee, discussed further below in the section concerning Board Meetings and Committees, is responsible for recommending candidates for election to the Board of Directors, subject to the provisions of a stockholders’ agreement (described further below) concerning nomination and election of our directors. As of April 26, 2002, the Company and stockholders owning approximately 40% of our outstanding common stock were party to this stockholders’ agreement. This stockholders’ agreement provides that a group of companies affiliated or associated with Investcorp, S.A. (the “Investcorp Group”) is entitled to designate a majority of the nominees to our Board of Directors so long as it holds a greater number of shares of our common stock than The Carmel Trust (“Carmel”) and its affiliates (collectively with Carmel, the “Carmel Group”). The Group that holds fewer shares is entitled to designate nominees for the minority of such positions that are not held by members of our management or “independent” members as described in the stockholders’ agreement. In addition, each of the parties to the stockholders’ agreement has agreed to vote all of its shares in favor of each of the persons nominated to the Board of Directors by the other parties. A more complete description of this stockholders’ agreement is contained in this Proxy Statement under the caption “Certain Relationships and Related Transactions.”

Nominees for Director

      The following table sets forth each nominee’s name, age as of April 26, 2002, and position with the Company. A brief account of each nominee’s business experience follows.

Name	Age	Position

Maynard L. Jenkins, Jr.	59	Chairman, Chief Executive Officer and Director
James G. Bazlen	52	Director
James O. Egan	53	Director
Morton Godlas	79	Director
Terilyn A. Henderson	45	Director
Charles K. Marquis	59	Director
Simon Moore	34	Director
Frederick J. Rowan II	62	Director
Robert Smith	64	Director
Christopher J. Stadler	37	Director
Jules Trump	58	Director
Eddie Trump	56	Director
Savio W. Tung	50	Director

      The affirmative vote of the holders of a majority of shares of our common stock issued and outstanding is required to elect the Company’s nominees for the Board of Directors.

      THE BOARD OF DIRECTORS UNANIMOUSLY APPROVES THE RECOMMENDATION OF THE NOMINATING COMMITTEE FOR A VOTE FOR THE ELECTION OF THE COMPANY’S

NOMINEES FOR THE BOARD OF DIRECTORS NAMED ABOVE, WHICH IS DESIGNATED AS PROPOSAL 1 ON THE ENCLOSED PROXY CARD.

      Maynard L. Jenkins, Jr. became our Chairman of the Board and Chief Executive Officer in January 1997. Prior to joining us, Mr. Jenkins served for ten years as President and Chief Executive Officer of Orchard Supply Hardware, a specialty retailer with sixty-five stores in California that was acquired by Sears, Roebuck & Co. Mr. Jenkins’ thirty-seven years of retail management experience also includes two years as President and Chief Operating Officer of Pay ’N’ Save and fifteen years at Gemco where, among other positions, he was Vice President and General Merchandise Manager.

      James Bazlen became one of our directors in June 1994. Mr. Bazlen served as our President and Chief Operating Officer from June 1994 until his retirement from day-to-day operations in April 2000. Prior to his June 1994 promotion to President and Chief Operating Officer, Mr. Bazlen was our Vice Chairman and Chief Financial Officer from June 1991, one of our directors from November 1989 through June 1992, and also served as Senior Vice President of The Trump Group, a private investment group, from March 1986. Prior to joining The Trump Group in 1986, Mr. Bazlen served in various executive positions with General Electric Company and GE Capital for thirteen years.

      James O. Egan originally became one of our directors in April 1999. He resigned from the board in April 2001 and was reappointed in February 2002. Mr. Egan has been an executive officer of Investcorp or one or more of its wholly-owned subsidiaries since January 1999. Prior to joining Investcorp, Mr. Egan was a partner in the accounting firm of KPMG from October 1997 to December 1998. Prior to that, Mr. Egan served as Senior Vice President and Chief Financial Officer of Riverwood International, a paperboard, packaging and machinery company from May 1996 to August 1997. Prior to that, he was a partner in the accounting firm of Coopers & Lybrand LLP (now PricewaterhouseCoopers LLP). Mr. Egan is a director of Harborside Healthcare Corporation, Werner Holding Co. (PA), and Jostens.

      Morton Godlas became one of our directors in October 1998. Mr. Godlas has been a consultant to the retail industry since retiring from Lucky Stores, Inc. in 1982 as a Corporate Senior Vice President. During his tenure with Lucky Stores, the presidents of both Kragen Auto Supply and Checker Auto reported to Mr. Godlas. Prior to his service with Lucky Stores, Mr. Godlas held various executive positions with Gemco over a twelve-year period.

      Terilyn A. Henderson became one of our directors in April 2002. She was formerly a partner with McKinsey & Company, Inc. While at McKinsey, Ms. Henderson was a co-leader of the Americas Consumer Industries practice, serving clients primarily concerning retail strategy and growth issues. Ms. Henderson has published and spoken on the particular challenges of growth for U.S. retailers. She also was a co-founder of the Global Nonprofit Practice, and led its North American Environmental sector. Ms. Henderson is a director and member of the Executive Committee of the Massachusetts Audubon Society.

      Charles K. Marquis became one of our directors in April 1999. He has been an executive of Investcorp, or one or more of its wholly-owned subsidiaries since January 1999. Prior to joining Investcorp, Mr. Marquis was a partner in the law firm of Gibson, Dunn & Crutcher LLP, our primary outside counsel. Mr. Marquis is a director of Jostens, Inc., Werner Holding Co. (PA), Inc., and Tiffany & Co., Inc.

      Simon Moore became one of our directors in February 2002. Mr. Moore has been an executive of Investcorp, its predecessor or one or more of its wholly-owned subsidiaries since February 2001. Prior to joining Investcorp, Mr. Moore spent nine years with J.P. Morgan & Co., the last five as an investment officer with J.P. Morgan Capital Corporation in New York and Asia.

      Frederick Johnson Rowan II became one of our directors in February 2002. Mr. Rowan has served as Chairman, Chief Executive Officer and President of The William Carter Company since 1996. He also serves as a director of The William Carter Company. Mr. Rowan joined The William Carter Company in 1992 from H.D. Lee Company, a division of the VF Corporation, a publicly traded apparel company, where as President and Chief Executive Officer and Group Vice President of VF Corporation, he oversaw the Lee jeans, Basset-Walker and Jansport Divisions. He joined VF Corporation as a Corporate Vice President in 1986. Prior to that, Mr. Rowan served as a senior executive with Mast Industries, the sourcing subsidiary of The Limited. Prior to joining Mast Industries, Mr. Rowan served as President and Chief Operating Officer of Aileen Inc., a

women’s apparel manufacturer. Mr. Rowan began his career with the DuPont Corporation where he held various positions during his five year tenure.

      Robert Smith became one of our directors in October 1996. Mr. Smith is a Protector of The Carmel Trust and Chairman and Chief Executive Officer of Carmel Investment Fund. Since March 1992, Mr. Smith has also served as President of Newmark Capital Limited, a private investment and consulting company. From 1994 to 1998, Mr. Smith was Executive Chairman of Becet International, then the sole provider of cellular telephone service in Kazakhstan. From 1989 to 1992, he was Chief Executive Officer of the First Hungary Fund. From 1971 to 1989, he was Chairman and Chief Executive Officer of Talcorp Limited, a Canadian investment and management company.

      Christopher J. Stadler became one of our directors in October 1996. He has been an executive of Investcorp, its predecessor or one or more of its wholly-owned subsidiaries since April 1, 1996. Prior to joining Investcorp, Mr. Stadler was a Director with CS First Boston Corporation. Mr. Stadler is a director of Werner Holding Co. (PA), Inc., Saks Incorporated, and US Unwired Inc.

      Jules Trump was our Chairman of the Board from December 1986 until January 27, 1997, our Chief Executive Officer from March 1990 until January 27, 1997, and has been one of our directors since December 1986. Mr. Trump has also served as Chairman or Co-Chairman of The Trump Group since February 1982. Jules Trump is Eddie Trump’s brother.

      Eddie Trump became one of our directors in July 1994. Mr. Trump previously served as one of our directors from December 1986 until July 1992. Since February 1982, Mr. Trump has served as President or Co-Chairman of The Trump Group. Eddie Trump is Jules Trump’s brother.

      Savio W. Tung became one of our directors in October 1996. He has been an executive of Investcorp, its predecessor or one or more of its wholly-owned subsidiaries since September 1984.

Board Meetings and Committees

      The Board of Directors held fifteen meetings in fiscal 2001. Of the currently incumbent directors, Messrs. Tung and Marquis attended fewer than 75% of the meetings of the Board of Directors and of the committees on which they served, if any, during the period of time they served on the Board of Directors and such committees in fiscal 2001.

      Our Board of Directors has three standing committees consisting of a Nominating Committee, Audit Committee, and Compensation Committee. The functions of these committees are described below.

     Nominating Committee

      The Nominating Committee is responsible for evaluating and recommending candidates for election to the Board of Directors and appointments to Board committees, considering issues of composition and organization of the Board of Directors, and developing candidate specifications for Board membership, subject to the limitations and provisions contained in the stockholders’ agreement, as more fully described in this Proxy Statement under the caption “Certain Relationships and Related Transactions”. The Nominating Committee will consider proposals for nomination from our stockholders that are submitted to us in writing on or before January 14, 2003, at our principal executive office at 645 East Missouri Avenue, Suite 400, Phoenix, Arizona 85012, Attn.: Lon B. Novatt, Secretary, and that contain sufficient background information concerning the nominee to enable proper judgment to be made as to his or her qualifications. The Nominating Committee held one meeting during fiscal 2001. The current members of our Nominating Committee are Messrs. Godlas, Moore and Smith, and Ms. Henderson.

     Audit Committee

      The Audit Committee is responsible for reviewing our accounting controls and recommending to our Board of Directors the engagement of our independent public accountant and discussing with the independent public accountant its audit procedures, including the proposed scope and timing of the audit. In addition, the

Audit Committee meets with management, our internal auditor and our independent public accountant to consider the adequacy of our internal controls and our financial reporting in light of the audit results and accompanying management letters. The Audit Committee also reviews our independent public accountant’s fees and services and, in general, endeavors to ensure the independence of the accountant. All of the members of the Audit Committee are independent pursuant to the rules of the New York Stock Exchange. The current members of our Audit Committee are Messrs. Egan, Godlas, Moore and Smith, and Ms. Henderson. The Audit Committee held three meetings during fiscal 2001.

Report of the Audit Committee

      In accordance with its written charter adopted by the Board of Directors in June 2000, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent public accountant is responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

      In this context, the Audit Committee (1) reviewed and discussed with management and the independent public accountant the audited financial statements; (2) discussed with the independent public accountant the matters required by Statement on Auditing Standards No. 61, “Communication with Audit Committees”; and (3) received and discussed with the independent public accountant the written disclosures and letter required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with the independent public accountant its compliance with the independence standards.

      The Company incurred the following fees for services performed by its independent public accountant, PricewaterhouseCoopers LLP, during fiscal 2001:

     Audit Fees

      Audit fees charged by PricewaterhouseCoopers LLP for the audit of the Company’s financial statements for fiscal 2001 were approximately $486,301, as follows:

•	$386,000 for fiscal 2001 audit; and

•	$100,301 for review of fiscal 2001 Forms 10-Q.

     Financial Information Systems Design and Implementation Fees

      PricewaterhouseCoopers LLP did not render any services related to financial information systems design and implementation for fiscal 2001.

     All Other Fees

      Aggregate fees charged for all other services rendered by PricewaterhouseCoopers LLP for fiscal 2001 were approximately $540,286, as follows:

•	$209,771 for audit-related services rendered in connection with our refinancing consummated in December 2001 including issuance of consents and comfort letter, audits of our employee benefit plans and 1933 Act registration statement services;

•	$308,015 for income tax compliance and related tax services; and

•	$22,500 for consulting services relating to our stock option plans.

      The Audit Committee has considered whether the provision of these other services by PricewaterhouseCoopers LLP is compatible with maintaining its independence in connection with its audit of the Company.

      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors and the Board has approved that the audited financial statements be included in the Company’s

Annual Report on Form 10-K for fiscal 2001 for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment, subject to shareholder approval, of the firm of PricewaterhouseCoopers LLP as the Company’s independent public accountant, and the Board concurred in such recommendation.

Respectfully Submitted,

Audit Committee

John F. Antioco*
James O. Egan*
Morton Godlas
Charles L. Griffith*
Robert Smith

*	Messrs. Griffith and Antioco resigned from the Audit Committee in connection with their resignations from our Board of Directors in December 2001 and April 2002, respectively. Mr. Egan joined the Audit Committee in February 2002.

     Compensation Committee

      The Compensation Committee is responsible for reviewing and approving the amount and type of consideration to be paid to our senior management, including our Chief Executive Officer and Chief Operating Officer. The Compensation Committee also periodically reviews increases in compensation and employee benefits paid to our other employees. In addition, the Compensation Committee administers the Company’s 1996 Executive Stock Option Plan, 1996 Associate Stock Option Plan, 1999 Employee Stock Option Plan, Directors Stock Plan, 1997 Senior Executive Stock Loan Plan, and 2000 Senior Executive Stock Loan Plan. The current members of our Compensation Committee are Messrs. Godlas, Rowan, Smith and Stadler, and Ms. Henderson. The Compensation Committee held three meetings during fiscal 2001.

Compensation of Directors

      Directors who are currently associated with the Investcorp Group or the Carmel Group do not receive any compensation for serving as directors. Directors who are currently officers of the Company do not receive any additional compensation for serving as directors.

     The Directors Stock Plan and Policy

      As part of an effort to attract, retain and motivate qualified individuals to serve on our Board of Directors, our Board of Directors adopted the CSK Auto Corporation Directors Stock Plan (the “Directors Plan”) in June 1998, and our stockholders approved it at our fiscal 1999 annual meeting of stockholders. The Directors Plan permits the Board of Directors to issue stock options, restricted stock or stock appreciation rights to directors who are not employees of the Company.

      In order to ensure consistent reimbursement and compensation of our outside directors, including the application of the Directors Plan, in October 1998 our Board of Directors adopted an outside director compensation policy. Only Messrs. Godlas and Rowan and Ms. Henderson are currently compensated under this policy. This policy provides for an annual stipend of $25,000, at least $10,000 of which must be paid in the form of restricted stock grants pursuant to our Directors Plan. The cash portion of the annual stipend is paid, and the shares of common stock vest, in two equal installments, generally six months after the director’s election (or re-election) to the Board and the date of the following annual meeting of our stockholders. Awards of restricted stock are valued at fair market value at the close of business on the date immediately prior to the date of the grant. As of April 26, 2002, 7,741 shares of restricted common stock under the Directors Plan have been granted and have vested. An additional 1,063 shares were granted to Mr. Godlas in June 2001, and, subject to the terms and conditions of such Plan, shall vest in June 2002.

      The outside director compensation policy also provides for a cash stipend of $500 for each telephonic Board of Directors meeting and committee meeting, and $1,500 plus reimbursement of reasonable expenses for attendance in person at each meeting of our Board and any committee meeting that is not held in conjunction with a meeting of the entire Board.

Compensation Committee Interlocks and Insider Participation

      No current member of our Compensation Committee is one of our executive officers or employees. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors.

Report of the Compensation Committee on Executive Compensation

Compensation Policies

      The Compensation Committee establishes compensation guidelines and targets based upon the performance of CSK Auto Corporation and individual executive officers. Compensation ranges are established through periodic evaluation of the duties and responsibilities assigned to employees of various positions and the compensation paid in the general market for persons with the same or similar skills, training and ability, performing similar duties. We periodically adjust salary ranges based upon duties performed, business growth, general economic conditions of the Company and comparable wages and salaries. The Compensation Committee’s goal is to establish a compensation program that:

•	Links the interests of management and stockholders;

•	Links executive compensation with long-term CSK performance; and

•	Attracts and retains executives of high caliber and ability.

      For fiscal 2001, the Company’s compensation program consisted of base salary, an incentive bonus plan, stock option plans and a retirement plan.

     Base Salary

      Each year the Compensation Committee reviews base salaries of individual executive officers and their salary ranges. In determining adjustments to base salary and salary ranges for a particular year, the Compensation Committee may rely on consultant surveys regarding salaries and other short-term compensation at comparable companies. In making salary adjustments, the Compensation Committee also makes subjective determinations regarding the performance of individual officers.

     Incentive Bonus Plan

      Under the plan, the Compensation Committee establishes bonuses based on budgeted goals set at the outset of the year relating to net income and diluted earnings per share as adjusted for extraordinary items and one-time charges. In the early part of each fiscal year, the Compensation Committee establishes minimum and maximum bonuses with a sliding scale based on achievement of financial results for such year. For fiscal 2001, our Vice Presidents and more senior officers were eligible under the plan for awards ranging from 10% to 140% of year-end salary based upon the Company’s achievement of a certain level of financial performance. The Committee may adjust these cash incentive bonuses for individual performance on the basis of such quantitative and qualitative performance measures and evaluations as it deems appropriate; provided, however, that to the extent required by the requirements applicable to performance-based compensation, no bonus may be increased in excess of the limitations set forth above.

     Stock Option Plans

      As of February 3, 2002, we had granted options to our Vice Presidents and more senior officers to purchase a total of 305,163 shares under the 1996 Executive Stock Option Plan (the “Executive Plan”) and 1996 Associate Stock Option Plan (the “Associate Plan”), net of exercises and cancellations, with exercise prices of $12.04 per share, and options to purchase 158,326 shares under the 1999 Employee Stock Option Plan (the “Employee Plan”), with exercise prices ranging from $6.01 to $14.00 per share. A portion of all options granted under the Executive Plan prior to the end of fiscal 1999 were subject to performance vesting based on our operating results during the first four years of the option term. In addition, as of February 3, 2002, we had granted options to purchase a total of 741,244 shares at $12.04 per share to Mr. Jenkins and Mr. Bazlen pursuant to the terms of their employment agreements.

      During fiscal 2001, the Board approved a program to give the Company’s executives an opportunity to cancel certain previously granted stock options in exchange for the grant of an equal number of new options in the future (the “Exchange Program”). The Company cancelled outstanding stock options (the “initial options’) to purchase an aggregate of 496,296 shares of the Company’s common stock that had been granted to these executives. The options covered by such cancellations had exercise prices ranging from $17.50 to $32.25 per share, with a weighted average exercise price of $26.34 per share. The Exchange Program was approved by the Compensation Committee based upon the determination that the initial options no longer provided a meaningful incentive for these executives. Subject to their continued employment with the Company, these executives were awarded new stock options (the “new options”) to purchase an aggregate of 496,296 shares of our common stock six months and one day after the date of cancellation of the executive’s initial options. Subject to the terms of the contracts governing the Exchange Program, the exercise price of the new stock options was established at the greater of (a) $11 per share and (b) the fair market value of our common stock on the date of the grant. Of the new options scheduled to be granted pursuant to the Exchange Program, 495,096 of the new options were granted at the beginning of fiscal 2002, all of which were priced at $11 per share, with the remainder of the new options scheduled to be granted in July 2002.

      Our remaining employees are eligible to participate in the Associate Plan, as well as the Employee Plan. As of February 3, 2002, we had granted options to these employees to purchase 908,375 shares under the Associate Plan, net of exercises and cancellations, with exercise prices ranging from $2.72 to $36.53 per share and options to purchase 326,881 shares under the Employee Plan, with exercise prices ranging from $7.41 to $29.88 per share to these employees.

     Retirement Plan

      The Company sponsors the CSK Auto, Inc. Retirement Program, a defined contribution plan that is qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended. Participation in the retirement program is voluntary and available to any employee who is 21 years of age and who has worked for us for more than one year. The Company has historically elected to match a portion of a participant’s contributions to this plan.

CEO Compensation

      The Company has an employment agreement with Mr. Jenkins. Pursuant to his employment agreement, the Company paid Mr. Jenkins an annual base salary of $725,000 for fiscal 2001. Mr. Jenkins was not granted any stock options during fiscal 2001. Mr. Jenkins also has a supplemental retirement plan agreement with the Company discussed further below under the caption “Employment Agreements”.

      The bonus amounts paid to Mr. Jenkins are tied to the Company’s financial performance. The Committee may adjust these cash incentive bonuses for individual performance on the basis of such quantitative and qualitative performance measures and evaluations as it deems appropriate; provided, however, that to the extent required by the requirements applicable to performance-based compensation, no bonus may be increased in excess of the limitations adopted by the Compensation Committee and approved by our stockholders. In fiscal 2001, the Company’s earnings per share, excluding one-time charges, did not meet the targets established by the Compensation Committee for fiscal 2001, and thus no bonus was paid for fiscal 2001.

     Compliance with Section 162(m) of the Internal Revenue Code

      Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a federal income tax deduction to public companies to the extent that compensation paid to the corporation’s chief executive officer and each of the four other most highly compensated officers in any single fiscal year exceeds $1 million. Certain compensation, including “performance-based” compensation meeting the requirements of Section 162(m), is excluded from the determination as to whether the $1 million threshold has been reached with respect to a particular employee. During fiscal 2001, all members of our Compensation Committee were, as required by Section 162(m) “outside” directors, and the Compensation Committee complied with the requirements of Section 162(m) with respect to the Company’s incentive bonus plan for Mr. Jenkins, and with respect to the Company’s stock and option plans generally.

Respectfully Submitted,

Compensation Committee

John F. Antioco*
Morton Godlas
Charles L. Griffith*
Robert Smith
Christopher J. Stadler

*	Messrs. Griffith and Antioco resigned from the Compensation Committee in connection with their resignations from our Board of Directors in December 2001 and April 2002, respectively.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Transactions with Certain Security Holders and Others

      From time to time we have entered into real property leases with related parties.

•	In October 1989, we entered into a nine-year lease (the “Initial Lease”) for our corporate headquarters in Phoenix, Arizona, with an unaffiliated landlord. During January 1994, Missouri Falls Holdings Corp., an affiliate of Carmel, acquired an interest in the partnership (“Missouri Falls Partners”) that acquired the building and assumed the lease between the former landlord and us. The lease relates to approximately 78,577 square feet and provides for a current base rent of approximately $1,670,000 per year.

•	In April 1995, we assumed a lease (the “Subsequent Lease”) between a former tenant and Missouri Falls Partners (successor in interest to Spectrum Properties Incorporated) for approximately 11,683 square feet of additional office space at our corporate headquarters. The current annual base rent for this lease is approximately $249,000.

•	Under multiple agreements with Missouri Falls Partners, we lease 24,431 square feet of additional space at the above premises for an annual rent of approximately $544,000.

•	We also lease from MFP Holdings, LLC, an affiliate of Carmel, a parking lot adjacent to our corporate headquarters for an annual base rent of $62,506 under a separate lease.

      In December 2001, we extended the terms of all of these leases through October 2012, on terms and conditions consistent with the existing leases.

      In December 2001, in connection with the Company’s refinancing of its then existing credit facility, CSK Auto Corporation sold $50 million aggregate principal amount of 7% convertible subordinated debentures due December 2006 (the “convertible debentures”) and related contingently exercisable warrants (the “make-whole warrants”), consisting of $30 million in principal amount and one make-whole warrant to Investcorp CSK Holdings L.P., an affiliate of Investcorp S.A., one of our principal stockholders, and $20 million in principal amount and one make-whole warrant to an unrelated third party investor, LB I Group Inc. (“LB I”), in a private placement. Interest on the debentures is payable quarterly, either in cash or, at our election, additional shares of our common stock. The convertible debentures and make-whole warrants issued to Investcorp CSK Holdings L.P. were on the same terms and conditions as those issued to LB I. We will convert these debentures for both Investcorp CSK Holdings L.P. and LB I into approximately 5.75 million shares of our common stock (approximately 3.45 million shares to Investcorp CSK Holdings L.P. and 2.3 million shares to LB I), based on a conversion price of $8.69 per share, within thirty days following the effectiveness of the registration statement relating to such shares, which is currently pending before the Securities and Exchange Commission. The actual number of shares to be issued to Investcorp CSK Holdings

L.P. and LB I pursuant to the agreements relating to the issuance of the convertible debentures and make-whole warrants will depend on a number of factors, including our future average stock price, whether one of these holders voluntarily converts its convertible debentures prior to the time that we require conversion, and to what extent we elect to pay interest on the convertible debentures in shares of our common stock rather than cash prior to the conversion of the convertible debentures.

      We believe that the terms of the transactions with affiliated parties described above in this section were no less favorable to us than terms that may have been available from independent third parties at the time of the applicable transaction.

  Stockholders’ Agreement

      At the time of our recapitalization in October 1996, each of our stockholders at the time (the “Agreeing Stockholders”), CSK Auto Corporation and CSK Auto, Inc. entered into a stockholders’ agreement which restricts the transfer of shares of common stock held by those stockholders. The stockholders’ agreement also entitles the Agreeing Stockholders to certain rights regarding the transfer of their shares and corporate governance. Any party who purchased shares from the Agreeing Stockholders became a party to the stockholders’ agreement as well. In addition, in December 1997, upon the purchase of newly issued common stock, Transatlantic Investments, LLC (formerly known as Transatlantic Finance, Ltd.), and South Bay Limited, an affiliate of Investcorp, and their subsequent transferees, became parties to the stockholders’ agreement.

      Transfer Restrictions. When any Agreeing Stockholder desires to sell its shares, the stockholders’ agreement provides that we and each of the other Agreeing Stockholders have a “right of first refusal” on those shares. Any proposed sales or other transfers of shares by any Agreeing Stockholder will be subject to the first right of the Company and each of the other Agreeing Stockholders to purchase such offered shares on the same terms and conditions as the proposed third-party sale, except in the case of transfers (1) to affiliates and certain family members (“Permitted Transferees”), (2) pursuant to a registered public offering, or (3) pursuant to Rule 144 under the Securities Act. Any Agreeing Stockholder wishing to sell any of its shares, whether or not it has received a third-party offer, may offer to sell those shares to us and the other Agreeing Stockholders on terms and conditions established by the selling Agreeing Stockholder. In the event that we and/or the other Agreeing Stockholders do not purchase the shares, the selling Agreeing Stockholder may sell the shares to third parties on terms and conditions specified in the stockholders’ agreement.

      The stockholders’ agreement also provides the Original Investcorp Group and the Original Carmel Group (each as defined below) with “Drag-Along” rights. If members of the Original Investcorp Group or the Original Carmel Group were to desire to sell all of their shares to an unaffiliated third-party who has offered to acquire all of our outstanding shares, then the selling Agreeing Stockholders would have the right to require each of the other Agreeing Stockholders to sell all of their shares in the same transaction and upon the same terms and conditions; provided that the other Agreeing Stockholders would have the right to purchase, and/or have us purchase, from the selling Agreeing Stockholders all of the shares held by the selling Agreeing Stockholders upon the terms and conditions of the third party offer. For these purposes, the “Original Investcorp Group” shall mean the members of the Investcorp Group (as identified in the stockholders’ agreement) and each of their Permitted Transferees; the “Original Carmel Group” shall mean Carmel (as defined in the stockholders’ agreement) and each of its Permitted Transferees.

      The stockholders’ agreement also provides Agreeing Stockholders with “Tag-Along Rights.” If any Agreeing Stockholder (the “Proposed Transferor”) proposed to transfer any shares (other than to Permitted Transferees, or pursuant to a registered public offering or under Rule 144) to any person (the “Proposed Purchaser”), each of the other Agreeing Stockholders would have the right to require the Proposed Purchaser to purchase a pro rata portion of its shares, and the Proposed Transferor would have to make a corresponding reduction in the number of its shares to be purchased. Each Agreeing Stockholder also has preemptive rights under certain circumstances to acquire a portion of any additional shares we offer at any time, other than in connection with a public offering and certain non-cash issuances, in order to enable such Agreeing Stockholder to maintain its percentage equity ownership.

      The stockholders’ agreement also contains “Buy-Sell” provisions. Members of the Investcorp Group or the Carmel Group have the right to offer all of their shares for sale to the other Agreeing Stockholders who are members of the other group at a price established by the offering Agreeing Stockholders. If we and/or the offeree Agreeing Stockholders do not purchase the offered shares, the offering Agreeing Stockholders must then purchase all of the shares held by the members of the other group at the price first offered by the offering Agreeing Stockholders.

      Registration Rights. Pursuant to the stockholders’ agreement, the Agreeing Stockholders have demand registration rights (“Demand Rights”) and piggy-back registration rights (“Piggy-back Rights”). The Demand Rights entitle the Agreeing Stockholders to require us to register all or any of the unregistered shares held by the exercising Agreeing Stockholders. The Investcorp Group as a whole may exercise Demand Rights up to four times. The Carmel Group as a whole may also exercise Demand Rights up to four times. The Piggy-back Rights entitle the Agreeing Stockholders, at any time that we propose to sell any equity securities in a transaction registered under the Securities Act, to include a portion of their unregistered stock in such offering. In connection with the registered offering of our common stock in December 1998, the Investcorp Group exercised one of its Demand Rights and the Carmel Group agreed that the next registered offering of common stock by both the Investcorp Group and the Carmel Group that is made pursuant to an exercise of Demand Rights shall be deemed to be pursuant to an exercise by the Carmel Group.

      The stockholder’s agreement provides that the Agreeing Stockholders will agree to restrictions on their ability to sell or otherwise transfer their shares for 90 days following certain registered public offerings by us.

      In connection with our refinancing in December 2001, the Agreeing Stockholders amended the stockholders’ agreement to waive certain notification, preemptive, and registration rights contained therein. In such amendment, specific time deadlines for compliance with the registration rights not waived were established and the ability to obtain payments for noncompliance with those deadlines identical to those provided to the purchasers of the convertible debentures and make-whole warrants we issued in December 2001 (as described above) were provided for certain of the Agreeing Stockholders.

      Election of Directors. The stockholders’ agreement provides that the Investcorp Group will have the right to designate a majority of the nominees to the boards of directors of CSK Auto Corporation and its subsidiaries so long as it holds a greater number of shares of CSK Auto Corporation common stock than the Carmel Group, and the Carmel Group will have the right to designate a majority of the nominees to such boards of directors during any period in which the Carmel Group holds a greater number of shares.

      Termination. The stockholders’ agreement, other than the registration rights provisions, will terminate after either the Investcorp Group or the Carmel Group holds less than the lesser of (1) five percent (5%) of the then current voting power, or (2) ten percent (10%) of the voting power held by such group at the time of our 1996 recapitalization.

EXECUTIVE OFFICERS

      The following table sets forth the name, age as of April 26, 2002, and position of each of our executive officers. Below the table appears a brief account of each executive officer’s business experience, other than Mr. Jenkins, whose background is described above under the caption “Election of Directors.” Our executive officers also have the same titles at our subsidiary, CSK Auto, Inc.

Name	Age	Position

Maynard Jenkins	59	Chairman, Chief Executive Officer and Director
Martin Fraser	47	President and Chief Operating Officer
Dale Ward	52	Executive Vice President — Commercial Operations
Larry Buresh	57	Senior Vice President and Chief Information Officer
Larry Ellis	47	Senior Vice President — Logistics
Lon Novatt	41	Senior Vice President, Chief Administrative Officer, General Counsel and Secretary
Hal Smith	51	Senior Vice President — Merchandising and Marketing
Don Watson	46	Senior Vice President, Chief Financial Officer and Treasurer

      Martin Fraser became our President and Chief Operating Officer in April 2000. Prior to this assignment, Mr. Fraser served as Executive Vice President — Merchandising, Distribution and Commercial. Mr. Fraser began his career with the Company twenty-four years ago and has served the Company in several executive positions including Sr. Vice President — Merchandising, Transportation, Replenishment, and Marketing.

      Dale Ward became our Executive Vice President — Commercial Operations in October 2001, following service as Senior Vice President — Store Operations since March 1997. Prior to that, Mr. Ward served as Executive Vice President and Chief Operating Officer of Orchard Supply Hardware since April 1996. Mr. Ward served as President and Chief Executive Officer of F&M Super Drug Stores, Inc., a drugstore chain, from 1994 to 1995. He also served as President and Chief Executive Officer of Ben Franklin Stores, Inc., a variety and craft store chain, from 1988 to 1993, and as Chairman of Ben Franklin Crafts Inc., a craft store chain, from 1991 to 1993.

      Larry Buresh became our Senior Vice President and Chief Information Officer in November 1998. Prior to that, Mr. Buresh was Vice President and Chief Information Officer of Chief Auto Parts, Inc. from 1995 to November 1998. From 1994 to 1995, Mr. Buresh was Senior Director of Central Information Services for Sears, Roebuck & Co. From 1986 to 1994, Mr. Buresh was Vice President and Chief Information Officer of Frank’s Nursery & Crafts, Inc. Prior to that, Mr. Buresh was Vice President of Management Information Services for Ben Franklin Stores Company.

      Larry Ellis became our Senior Vice President — Logistics in April 2002. Prior to that, Mr. Ellis served as Vice President — Distribution, Transportation, Priority Parts and Replenishment. Mr. Ellis began his career with the Company twenty-six years ago and has served the Company in several middle and senior management positions.

      Lon Novatt became our Senior Vice President, Chief Administrative Officer, General Counsel and Secretary in April 2002. Prior to that, Mr. Novatt served as Senior Vice President — Real Estate, General Counsel and Secretary since June 1997. Prior to that, Mr. Novatt was our Vice President — Legal, General Counsel and Secretary since December 1995. From March 1994 to November 1995, Mr. Novatt was Senior Counsel for Broadway Stores, Inc., a department store chain. From October 1985 to February 1994, Mr. Novatt was with the Los Angeles law firm of Freeman, Freeman & Smiley where he was a partner from January 1992 to February 1994.

      Hal Smith became our Senior Vice President for Merchandising and Marketing in October 2001. Prior to that, Mr. Smith served as the President and Chief Executive Officer of Home Warehouse in San Mateo, California, following his tenure as President of Pro Bass Companies from 1998 to 2000. From 1996 to 1998,

Mr. Smith was a consultant and merchandising executive with The Home Depot. Mr. Smith’s nearly thirty years of retail experience, which began in 1972 with Handy Dan Corporation, included serving in the late 1980s and 1990s at both Builder’s Emporium and Ernst Home Centers as President and Chief Executive Officer.

      Don Watson became our Senior Vice President, Chief Financial Officer and Treasurer in December 1997. Prior to that, Mr. Watson had been our Vice President — Finance, Controller and Treasurer since April 1993. From June 1988 to March 1993, he was our Vice President and Controller.

Executive Compensation

      CSK Auto Corporation is a holding company with no business operations of its own; all of its business is conducted through its wholly-owned subsidiary, CSK Auto, Inc. The officers of the Company receive their compensation from CSK Auto, Inc. and receive no additional compensation in their capacities as officers of the Company.

      The following table sets forth information concerning the annual and long-term compensation earned in fiscal 1999, fiscal 2000 and fiscal 2001 by the most highly compensated executive officers of CSK Auto, Inc. (the “Named Executive Officers”):

EXECUTIVE COMPENSATION TABLE

				Long-Term
				Compensation
				Awards
		Annual Compensation
				Securities
	Fiscal		Annual	Underlying	All Other
Name and Principal Position	Year	Salary($)	Bonus($)(1)	Options	Compensation($)(2)

Maynard Jenkins	2001	725,000	—	—	10,510
Chairman, Chief Executive	2000	707,284	—	—	283,817	(3)
Officer	1999	639,826	812,500	108,000	305,255	(4)

Martin Fraser	2001	281,540	—	2,682	6,054
President, Chief Operating	2000	269,243	—	3,383	5,694
Officer	1999	217,061	187,500	22,552	5,572

Dale Ward	2001	264,540	—	1,948	3,523
Executive Vice President —	2000	254,182	—	2,128	4,461
Commercial Operations	1999	243,050	183,750	22,552	4,484

Larry Buresh	2001	230,233	—	—	6,545
Senior Vice President —	2000	209,610	—	—	5,996
Chief Information Officer	1999	216,397	138,750	26,150	78,023	(5)

Don Watson	2001	223,795	—	2,005	6,159
Senior Vice President —	2000	210,244	—	2,225	5,556
Chief Financial Officer and	1999	198,210	150,000	22,552	6,335
Treasurer

(1)	Represents amounts paid or accrued at year end with respect to the fiscal year.

(2)	Includes insurance premiums paid by the Company with respect to term life insurance covering the executives, contributions made by the Company to its 401(k) retirement plan based upon executive officer contributions, and other imputed income.

(3)	Also includes the forgiveness of $250,000 principal amount of a loan and accrued interest extended to Mr. Jenkins in connection with his relocation upon becoming our Chief Executive Officer.

(4)	Also includes the forgiveness of $300,000 principal amount of a loan extended to Mr. Jenkins in connection with his relocation upon becoming our Chief Executive Officer.

(5)	Also includes $74,650 of benefits paid in connection with Mr. Buresh’s relocation upon becoming our Chief Information Officer.

      The following table provides information with respect to stock options granted during fiscal 2001 to each of the Named Executive Officers:

OPTION GRANTS IN LAST FISCAL YEAR

					Potential
					Realizable Value
					at Assumed
					Annual Rate of
					Stock Price
	Number of	% of Total			Appreciation for
	Securities	Options Granted	Exercise		Option Term
	Underlying	to Employees in	Price
Name	Options Granted	Fiscal Year	($/Share)	Expiration Date	5%	10%

Martin Fraser	2,682	0.01	12.04	April 30, 2008	$—	$2,935
Dale Ward	1,948	0.01	12.04	April 30, 2008	$—	$2,132
Don Watson	2,005	0.01	12.04	April 30, 2008	$—	$2,194

      The following table contains certain information regarding options to purchase shares of common stock held as of the end of fiscal 2001 by each of the Named Executive Officers:

AGGREGATED OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES

	Number of Securities
	Underlying Unexercised
	Options at Fiscal Year End(1)

Name	Exercisable	Unexercisable

Maynard Jenkins	455,934	21,973
Martin Fraser	66,007	4,038
Dale Ward	37,358	3,304
Don Watson	51,303	3,360
Larry Buresh	6,100	3,050

(1)	Excludes options cancelled in fiscal 2001 pursuant to the Exchange Program. See “Report of the Compensation Committee on Executive Compensation – Compensation Policies.”

      During fiscal 2001, none of the Named Executive Officers exercised any stock options or, as of the end of fiscal 2001, held any in-the-money options.

Employment Agreements

      We have an employment agreement with Mr. Jenkins, discussed above under the caption “CEO Compensation”. Mr. Jenkins’ annual bonus is awarded based upon the financial performance and operating results of the Company with reference to goals established by the Compensation Committee of the Board of Directors during the first quarter of any fiscal year. The Compensation Committee has broad discretion in determining the measures upon which Mr. Jenkins’ bonus will be based, but in the past has used criteria such as net income and earnings per share. Mr. Jenkins’ annual base salary for fiscal 2001 is $725,000. Mr. Jenkins’ employment agreement does not contain a stated termination date, but rather is terminable at will by either party. Mr. Jenkins’ employment agreement provides that if he is terminated without Cause (as defined in such employment agreement) or if he terminates his employment for Good Reason (as defined in his employment agreement and which includes a change of control in the Company), he will continue to receive his base salary and performance bonus for a period of two years from his termination.

      The Company also has a supplemental retirement plan agreement with Mr. Jenkins which provides supplemental retirement benefits for a period of ten years beginning the earlier of (i) February 1, 2006, and

(ii) the first anniversary of the effective date of termination of his employment for any reason other than for Cause (as defined in such retirement plan agreement). The benefit amount payable to Mr. Jenkins under this agreement is based on the percentage of the benefit vested as of the date of termination of his employment, not to exceed $600,000 per annum.

      The Company has employment agreements with Messrs. Fraser, Buresh, Ward, and Watson. All of such agreements entitle these named executives to receive certain severance benefits if the Company terminates the executive’s employment without Cause (as defined in such agreement) or if the executive terminates his employment for Good Reason (as defined). Generally, the severance benefits consist of the continued payment of a certain percentage (between 50% — 100% for these named executives) of salary, benefits and incentive compensation for a certain period (six to twelve months for these named executives), and the amount of then accrued and unused vacation, and outplacement services. These agreements also contain change of control provisions, which provide these executives with supplemental retention and severance benefits in the event of a Change of Control (as defined) of the Company. Generally, these benefits consist of a lump sum retention bonus payment if the executive remains employed with the Company or surviving corporation for a period of time (between three and six months for these named executives) after a Change of Control or the Company terminates his employment without Cause or the executive terminates his employment for Good Reason within such period of time after the Change of Control date. These provisions also provide these named executives with special severance benefits, consisting generally of continued salary, benefits and incentive compensation, accrued and unused vacation, and outplacement services, if, within twelve months following a Change of Control of the Company, the executive terminates his employment for Good Reason or the Company terminates such executive’s employment without Cause. The Company has similar employment agreements with its other senior executives.

Indebtedness

      Messrs. Buresh and Watson have loans outstanding in excess of $60,000 in connection with our Senior Executive Stock Loan Plans. These Plans permitted us to extend loans to the program participants for the purchase of shares of the Company’s common stock on the open market pursuant to the terms of the plan documents. Interest, which accrues on the participant’s then outstanding loan balance, is calculated quarterly, payable in arrears, and is equal to the average rate paid by CSK Auto, Inc. under the revolving portion of its senior credit facility during such period, 5.4% for the quarter ended February 3, 2002. As of the end of fiscal 2001, the largest aggregate amount of indebtedness outstanding (including accrued and unpaid interest) under these Plans was approximately $113,103 for Mr. Buresh and $69,106 for Mr. Watson. During fiscal 2001, Mr. Ward reduced his outstanding indebtedness under these Plans from approximately $84,000 to approximately $60,000. As of the end of fiscal 2001, no additional loans will be extended under these Plans.

STOCK PERFORMANCE GRAPH

      The following graph compares the cumulative total stockholder return on our common stock to the cumulative total stockholder return on shares of companies in (1) the Standard & Poor’s 500 Index, and (2) the Standard & Poor’s Midcap Specialty Stores Index. The Standard & Poor’s Midcap Specialty Stores consists of Barnes & Noble, Borders Group, Claire’s Stores, Copart, Inc., Payless ShoeSource, Williams Sonoma, and United Rentals.

      The period covered is from March 12, 1998 (the first day our common stock was traded on the New York Stock Exchange) through February 3, 2002. The graph assumes that $100 was invested on March 12, 1998 in our common stock and in each comparison index, and assumes that any dividends paid were reinvested. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of our common stock.

Total Cumulative Shareholder Return for the Period 3/12/98-Fiscal 2001

	Fiscal Year		Fiscal Year		Fiscal Year		Fiscal Year
	1998		1999		2000		2001

	Mar 12	Aug 2	Jan 31	Aug 1	Jan 30	July 30	Feb 4	Aug 5	Feb 3

CSK Auto Corporation	$100	$123.8	$168.8	$126.9	$58.8	$41.3	$30.5	$30.5	$46.0

S&P 500	100	104.9	119.8	124.4	127.3	132.9	126.3	113.7	105.0

S&P Midcap Specialty Stores	100	100.9	103.2	108.0	104.1	101.4	95.3	123.5	125.4

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information concerning beneficial ownership of our common stock as of April 26, 2002 (except as indicated below), by (1) each person we know to be a beneficial owner of more than 5% of our outstanding common stock, (2) each director of the Company who could be deemed to be the beneficial owner of shares of our common stock, (3) each current Named Executive Officer who could be deemed to be the beneficial owner of shares of our common stock, and (4) all directors and executive officers of the Company as a group:

	Number	Total Voting
Name	of Shares	Power(%)

INVESTCORP, S.A.(1)(2)	5,426,772	14.2
SIPCO Limited(3)	5,426,772	14.2
The Carmel Trust(1)(4)	5,641,967	14.8
OppenheimerFunds, Inc.(5)	6,451,386	16.9
Oppenheimer Capital Income Fund(5)	6,364,186	16.7
Dimensional Fund Advisors Inc.(6)	2,504,200	6.6
Lehman Brothers Holdings Inc.(7)	2,343,779	6.1
James Bazlen(8)(9)	629,194	1.6
James O. Egan	—	—
Morton Godlas(10)	5,409	*
Terilyn A. Henderson	—	—
Charles K. Marquis(11)	41,000	*
Simon Moore	5,000	*
Maynard Jenkins(9)(12)	778,142	2.0
Frederick J. Rowan II	—	—
Robert Smith(4)	—	—
Christopher J. Stadler	41,000	*
Eddie Trump(4)	—	—
Jules Trump(4)	—	—
Savio W. Tung	13,000	*
Martin Fraser(9)	103,957	*
Larry Buresh(9)	80,475	*
Dale Ward(9)	55,425	*
Don Watson(9)	72,682	*
All directors and executive officers as a group (20 persons)(8)-(12)	1,893,195	4.8

*	Less than 1%.

(1)	At the time of our recapitalization in October 1996, CSK Auto Corporation entered into a stockholders’ agreement with each of our stockholders at the time (such stockholders’ agreement as thereafter amended and supplemented from time to time referred to herein as the “stockholders’ agreement”). The Investcorp Group, as defined in the stockholders’ agreement, owns 9,567,733 shares, or 25.0% of our outstanding common stock. The Carmel Group, as defined in the stockholders’ agreement, owns 5,901,824 shares, or 15.4% of our outstanding common stock. As the parties to the stockholders’ agreement have agreed to vote with respect to certain matters as set forth therein, all of them may be deemed to be a control group. As a result, each stockholder may be deemed to beneficially own all shares of common stock owned by all of the parties to the stockholders’ agreement. The number of shares shown as owned by the Investcorp Group does not include any shares which Maynard Jenkins has the right to acquire upon exercise of options, and the number of shares shown as owned by the Carmel Group does not include any shares which James Bazlen has the right to acquire upon exercise of options.

See “Certain Relationships and Related Transactions — Stockholders’ Agreement.” Because we believe that our presentation more accurately reflects ownership of the Company’s common stock, this table does not reflect shares that may be deemed to be beneficially owned by any entity solely by virtue of the stockholders’ agreement. The figures in this table and this footnote include 3,452,244 shares of our common stock beneficially held by Investcorp CSK Holdings L.P. pursuant to its purchase from us in December 2001 of $30 million aggregate principal amount of 7% convertible subordinated debentures due December 2006 which are generally convertible into our common stock at a conversion price of $8.69 per share. See “Certain Relationships and Related Transactions — Transactions with Certain Security Holders and Others.”

(2)	Investcorp, S.A. does not directly own any stock in the Company. The number of shares of common stock shown as beneficially owned by Investcorp includes all of the shares beneficially owned by Investcorp Investment Equity Limited, a Cayman Islands corporation and a wholly-owned subsidiary of Investcorp, S.A. and by Investcorp CSK Holdings L.P., a Cayman Islands Limited Partnership in which Investcorp both owns a majority economic ownership interest and is the sole general partner. Investcorp owns no stock in Equity CSKA Limited, Equity CSKB Limited, Equity CSKC Limited, South Bay Limited, Ballet Limited, Denary Limited, Gleam Limited, Highlands Limited, Noble Limited, Outrigger Limited, Quill Limited, Radial Limited, Shoreline Limited, Zinnia Limited, J.P. Morgan (Suisse) S.A., or the beneficial owners of these entities. Each of Equity CSKA Limited, Equity CSKB Limited, Equity CSKC Limited, South Bay Limited, Ballet Limited, Denary Limited, Gleam Limited, Highlands Limited, Noble Limited, Outrigger Limited, Quill Limited, Radial Limited, Shoreline Limited and Zinnia Limited is a Cayman Islands corporation. Investcorp may be deemed to share beneficial ownership of the shares of voting stock held by these entities because the entities or their stockholders or principals have entered into revocable management services or similar agreements with an affiliate of Investcorp pursuant to which each of such entities or their stockholders or principals has granted such affiliate the authority to direct the voting and disposition of the common stock owned by such entity for so long as such agreement is in effect. Investcorp is a Luxembourg corporation with its registered address at 37 Rue Notre Dame, Luxembourg.

(3)	SIPCO Limited may be deemed to control Investcorp, S.A. through its ownership of a majority of the stock of a company that indirectly owns a majority of Investcorp, S.A.

(4)	The trustee of Carmel is Chiltern Trustees Limited. The agreement pursuant to which Carmel was established in 1977 (the “Carmel Agreement”) designates certain “protectors” who must authorize any action taken by the trustee and who have the authority to discharge the trustee and to appoint substitute trustees. These protectors are Saul Tobias Bernstein, Gerrit Van Riemsdijk and Robert Smith (who is also a director of the Company). Other than in their respective roles with Carmel and its subsidiaries, these individuals are not otherwise associated with Carmel or us. The Carmel Agreement provides that Carmel shall continue until 21 years after the death of the last survivor of the descendants of certain persons living on the date it was established. Potential beneficiaries of Carmel include certain charitable institutions, and under limited circumstances, certain members of the families of Jules Trump (a director of the Company) and Eddie Trump (a director of the Company) who are not citizens or residents of the United States. Based on information obtained from the Schedule 13G filed February 14, 2001, the number of shares shown as owned by Carmel includes all of the shares owned by Transatlantic Investments, LLC (“Transatlantic”) (544,685 shares) and Glenellen Investment Co. (“Glenellen”) (4,600,000 shares), each an affiliate of Carmel and each of which has shared investment and dispositive power with respect to its shares. Jules Trump, Eddie Trump and Robert Smith each disclaim beneficial ownership of all shares shown as owned by Carmel. The address for Carmel and Glenellen is c/o Skadden, Arps, Slate, Meagher & Flom, 333 West Wacker Drive, Chicago, Illinois 60606. The address for Transatlantic is c/o TG Services, Inc., P.O. Box 186, East Brunswick, New Jersey 08816.

(5)	Oppenheimer Capital Income Fund (“OCIF”) is a registered investment company managed by OppenheimerFunds, Inc. (“OFI”), an investment adviser. Of the shares of common stock shown as beneficially owned by OFI, OFI has sole voting power with respect to none of such shares, shared voting power with respect to none of such shares, sole dispositive power with respect to none of such shares and shared dispositive power with respect to 6,451,386 of such shares. Of the shares of common stock shown as beneficially owned by OCIF, OCIF has sole voting power with respect to 6,364,186 shares, shared voting power with respect to none of such shares, sole dispositive power with respect to none of such shares and shared dispositive power with respect to 6,364,186 of such shares. The address for OFI is 498 7th Avenue, 10th Floor, New York, New York 10018. The address for OCIF is 6803 S. Tucson Way, Englewood, Colorado 80112. The information with respect to OFI and OCIF is as of December 31, 2001, as was obtained from the Schedule 13G filed on their behalf on February 14, 2002.

(6)	Dimensional Fund Advisors Inc. (“Dimensional”) is an investment advisor. Dimensional furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds”. Of the shares of common stock shown as beneficially owned by Dimensional, Dimensional has sole voting power with respect to 2,504,200 of such shares and sole dispositive power with respect to 2,504,200 of such shares. The address for Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. The information with respect to Dimensional is as of December 31, 2001, as was obtained from the Schedule 13G filed on behalf of Dimensional January 30, 2002.

(7)	The shares reported as beneficially owned by Lehman Brothers Holdings Inc. (“Holdings”) represent the shares of our common stock beneficially owned by LB I Group Inc. (“LBI”), a wholly owned subsidiary of Lehman Brothers Inc., a wholly-owned subsidiary of Holdings, pursuant to its purchase from us in December 2001 of $20 million aggregate principal amount of 7% convertible subordinated debentures due December 2006 which are generally convertible into our common stock at a conversion price of $8.69 per share. See “Certain Relationships and Related Transactions — Transactions with Certain Security Holders and Others.” The address for Holdings and LBI is 399 Park Avenue, New York, New York 10022.

(8)	Includes 259,857 shares of our common stock held by a revocable family trust and 2,000 shares of our common stock owned by Mr. Bazlen’s children.

(9)	Includes the following shares of our common stock which the following individuals have the right to acquire upon exercise of options: Maynard Jenkins (754,542); James Bazlen (367,337); Martin Fraser (78,701); Larry Buresh (40,475); Dale Ward (49,685); Don Watson (63,658); and other executive officers (56,622).

(10)	Consists of 5,409 shares of common stock held by a revocable family trust; includes 1,063 shares of restricted common stock granted in June 2001 pursuant to our Directors Stock Plan which, subject to the terms and conditions of such Plan, shall vest in June 2002; excludes 200 shares of common stock held by Mr. Godlas’ son-in-law, of which Mr. Godlas disclaims beneficial ownership.

(11)	Includes 1,000 shares of our common stock held in trusts of which Mr. Marquis is trustee for the benefit of his adult children.

(12)	Includes 23,600 shares of common stock held in revocable family trusts.

PROPOSAL 2

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANT

      The Board of Directors has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent public accountant for fiscal 2002. The stockholders are requested to ratify this appointment. The appointment of PwC as our independent public accountant will be deemed to be ratified upon approval by a majority of the issued and outstanding shares of the Company entitled to vote at the Annual Meeting.

      PwC has been our independent public accountant since December 1996, and no relationship exists other than the relationship between independent public accountant and client.

      If the appointment of PwC as independent public accountant for fiscal 2002 is not ratified by the stockholders, the Board of Directors will consider other independent public accountants for our next fiscal year. However, because of the difficulty in making any substitution of independent public accountant for the current year, the appointment of PwC for fiscal 2002 will stand, unless the Board of Directors finds other reason for making a change.

      A representative of PwC will be available at the Annual Meeting to respond to appropriate questions from stockholders.

      The affirmative vote of the holders of a majority of shares of our common stock issued and outstanding is required to ratify the appointment of PwC as our independent public accountant.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC ACCOUNTANT FOR FISCAL 2002, WHICH IS DESIGNATED AS PROPOSAL 2 ON THE ENCLOSED PROXY CARD.

PROPOSAL 3

APPROVAL OF

THE CSK AUTO CORPORATION
2002 EXECUTIVE INCENTIVE PROGRAM

2002 Executive Incentive Program

      On April 5, 2002, the Compensation Committee of the Board of Directors adopted, subject to the approval of our stockholders, the terms for certain annual incentive bonuses to be paid to Maynard Jenkins and Martin Fraser pursuant to the terms of their respective employment agreements (the “Incentive Program”). The Incentive Program will become effective only upon approval by a majority of the outstanding shares of the Company entitled to vote at the Annual Meeting.

  Purpose

      Pursuant to the terms of their respective employment agreements, Messrs. Jenkins and Fraser are entitled to annual cash incentive bonuses in an amount equal to a percentage of their respective annual base salaries determined with reference to financial targets established by the Compensation Committee. In order to qualify these annual cash incentive bonuses for favorable tax treatment under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Board of Directors has established the Incentive Program and is submitting it to our stockholders for their approval.

  Eligibility

      Only Messrs. Jenkins and Fraser are eligible for participation in the Incentive Program.

  Terms

      Under the Incentive Program, the Compensation Committee may grant cash incentive bonuses to Messrs. Jenkins and Fraser if the performance goals established by the Committee for fiscal 2002 are achieved. The bonuses to be paid to Messrs. Jenkins and Fraser for fiscal 2002 will be based on the Company’s (i) earnings per share (EPS), (ii) earnings before interest, taxes, depreciation and amortization (EBITDA), and (iii) cash flow from operating activities, less capital expenditures.

      In fiscal 2002, based on current base salary (which may be increased during the year), Mr. Jenkins may not be awarded an annual incentive bonus under the Incentive Program in excess of $1,200,000. In fiscal 2002, Mr. Fraser may not be awarded an annual incentive bonus under the Incentive Program in excess of $472,000. These maximum amounts are limitations and do not represent targets.

      The Committee may adjust these cash incentive bonuses for individual performance on the basis of such quantitative and qualitative performance measures and evaluations as it deems appropriate; provided, however, that to the extent required by the requirements applicable to performance-based compensation, no bonus may be increased in excess of the limitations set forth above.

Federal Income Tax Consequences

      Section 162(m) of the Code generally disallows a federal income tax deduction to public companies to the extent that compensation paid to the company’s chief executive officer and each of the company’s four other most highly compensated officers in any single fiscal year exceeds $1 million. Certain compensation, including “performance-based” compensation meeting the requirements of Section 162(m), is excluded from the determination as to whether the $1 million threshold has been reached with respect to a particular employee. For compensation to constitute “performance-based” compensation, such compensation must be conditioned upon the attainment of one or more “performance goals.” To satisfy the requirements that apply to performance-based compensation, the material terms of the “performance goals” that are set forth above must be approved by the Company’s stockholders, and approval of the Incentive Program will also constitute approval of the foregoing terms.

      Assuming that our stockholders approve the Incentive Program, incentive payments made under the Program will qualify as “performance-based compensation” that is exempt from the $1 million deduction limit imposed by Section 162(m).

      The affirmative vote of the holders of a majority of shares of our common stock issued and outstanding is required to adopt the CSK Auto Corporation 2002 Executive Incentive Program.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADOPTION OF THE 2002 EXECUTIVE INCENTIVE PROGRAM FOR CERTAIN SENIOR EXECUTIVES, WHICH IS DESIGNATED AS PROPOSAL 3 ON THE ENCLOSED PROXY CARD.

PROPOSAL 4

APPROVAL OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION

TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK

      On April 16, 2002, our Board of Directors unanimously approved and recommended for approval by our stockholders an amendment to our Restated Certificate of Incorporation that would increase the number of authorized shares of our common stock, par value $0.01 per share (the “Common Stock”) to 58,000,000 shares from the current authorized number of 50,000,00 shares. The stockholders are now being asked to approve this proposed amendment.

      Our Restated Certificate of Incorporation currently authorizes the issuance by the Company of up to 50,000,000 shares of Common Stock. As of April 17, 2002, there were approximately 32,477,236 shares of common stock issued and outstanding, approximately 3,420,600 shares of Common Stock reserved for issuance under our various stock option and purchase plans, and approximately 12,850,000 shares of Common Stock reserved for potential future issuance in connection with the Company’s sale in December 2001 of certain convertible debentures and make-whole warrants (herein, collectively, the “Convertible Securities”) (as more particularly described in this Proxy Statement under the caption “Certain Relationships and Related Transactions”). No preferred shares are issued or outstanding.

      Of the 12,850,000 shares of Common Stock reserved for potential future issuance in connection with the sale of the Convertible Securities in December 2001, there is a possibility that a significant number of such shares will ultimately not be issued. Specifically, the Company expects that it will soon have the opportunity to convert the convertible debentures into our Common Stock, which will result in approximately 2,500,000 shares, which were originally reserved for potential issuance in lieu of cash interest payments on the convertible debentures, becoming available for future use by the Company. In addition, approximately 4,300,000 other shares originally reserved for potential issuance upon the exercise of certain make-whole warrants or the occurrence of certain other events associated with the Convertible Securities may also become available for our use, but we will not be able to make that determination for several months. Notwithstanding the possibility that these shares may become available to us for future issuance, the Company was required to reserve all of these 12,850,000 shares pursuant to the agreements governing the sale of the Convertible Securities. As a result, only approximately 1,361,661 shares are presently unreserved and available to us for future issuance.

      As of May 10, 2002, the Company has not finalized plans for the issuance of any additional shares of Common Stock. It has considered, however, the possibility of a general public offering of approximately 6.5 million shares of Common Stock for cash at some point during the next several months. The terms and timing of such a potential public offering would be determined by the Board of Directors, based upon, among other factors, the then current market conditions and other circumstances. Regardless of whether the Company elects to proceed with such an offering, the Board believes that the proposed increase in the number of authorized shares is desirable so that the Company will have greater flexibility to issue shares to take advantage of favorable market conditions.

      Except as set forth in this paragraph, no person has any preemptive rights with respect to the Common Stock. The parties to the October 1996 stockholders’ agreement, as amended, (as more fully described in this Proxy Statement under the caption “Certain Relationships and Related Transactions”) (the “Stockholder Parties”) have preemptive rights over any offering of Common Stock that is exempt from the registration requirements of the Securities Act of 1933 (a “Subsequent Offering”). These preemptive rights allow each Stockholder Party to purchase from the Company an amount of shares enabling such Stockholder Party to maintain the same percentage of issued and outstanding Common Stock as it owned immediately prior to the proposed Subsequent Offering (an “Applicable Percentage”). The Company must provide each Stockholder Party with prior notice of any Subsequent Offering, and each Stockholder Party has 60 days to exercise its preemptive rights and to purchase Common Stock under the terms of the proposed Subsequent Offering in such amounts as is necessary to maintain its Applicable Percentage. Any shares not purchased by the Stockholder Parties pursuant to their preemptive rights may then be sold in the Subsequent Offering.

      If the proposed amendment is approved by our stockholders, the additional shares will be available for issuance without further action by the Company’s stockholders (unless required by applicable law, rules or regulations) at such times, for such purposes, and for such consideration as the Board of Directors may determine to be appropriate and in the best interest of the Company and its stockholders. The issuance of additional Common Stock, on other than a pro-rata basis to our existing stockholders, would result in the dilution of some or all of such stockholders’ interest in the Company. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of us.

      The affirmative vote of a majority of the shares of our common stock issued and outstanding is required to approve the amendment to the Restated Certificate of Incorporation.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK, WHICH IS DESIGNATED AS PROPOSAL 4 ON THE ENCLOSED PROXY CARD.

OTHER MATTERS

Shareholder Proposals

      Our By-Laws and Securities and Exchange Commission rules permit stockholders to submit proposals for consideration at annual meetings of stockholders. Any such proposals for an annual meeting must be delivered to the Secretary at the principal executive offices of the Company no later than 120 calendar days before the date corresponding with the date set forth on the Proxy Statement distributed to shareholders in connection with the annual meeting of the preceding fiscal year in order to be deemed timely raised for action at the Annual Meeting. The advance notice provisions of the Company’s By-Laws and the Securities and Exchange Commission rules require that any proposal or nomination for the Company’s Annual Meeting to be held in 2003 must be submitted in writing to the Secretary of the Company at least 120 days prior to the anniversary of the date set forth on this Proxy Statement. As such, in order for any proposal to be included in proxy materials relating to the Company’s Annual Meeting to be held in 2003, such proposals must be submitted to the Company on or before January 14, 2003, and must otherwise comply with our By-Laws and with applicable rules of the Securities and Exchange Commission. Proposals should be sent to our principal executive office at 645 East Missouri Avenue, Suite 400, Phoenix, Arizona 85012, Attn.: Lon B. Novatt, Secretary.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who own more than 10% of the Company’s common stock (herein collectively, our “Section 16 insiders”) to file certain forms reporting their ownership and changes in ownership of our stock with the Securities and Exchange Commission and the New York Stock Exchange, and to furnish the Company with copies of these filings. Based solely on our review of the copies of such forms that we received, we believe that all of our Section 16 insiders complied with these reporting obligations for fiscal 2001.

      Please promptly complete, date, sign and mail the accompanying proxy card in the postage-paid envelope enclosed for your convenience or telephone us at the number indicated on the enclosed proxy materials. Giving us your proxy by either of these methods will not prevent you from attending the Annual Meeting and voting in person.

Phoenix, Arizona

May 15, 2002

PROXY CARD

Proxy Solicited by the Board of Directors for
Annual Meeting of Stockholders
to be held on Wednesday, June 12, 2002
at 9:00 A.M. Mountain Standard (Phoenix Local) Time
The Arizona Biltmore
2400 E. Missouri Avenue
Phoenix, Arizona

The undersigned hereby appoints Lon Novatt and Randi Morrison, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock in CSK Auto Corporation (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at The Arizona Biltmore, Phoenix, Arizona on Wednesday, June 12, 2002 at 9:00 a.m. Mountain Standard (Phoenix local) Time, and at any adjournment thereof (1) as hereinafter specified upon the propos- als listed on the reverse side and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

(continued and to be signed on the other side)

The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposals 1 through 4.

- DETACH HERE AND MAIL IN THE ENCLOSED ENVELOPE -

YOUR VOTE IS IMPORTANT!

You can give your proxy in one of two ways:

1.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

OR

2.	CALL TOLL FREE 1-800-840-1208 on a touch-tone telephone and follow the instructions. There is NO CHARGE to you for this call.

If you plan to attend the Annual Meeting in person, please remember to send your written request for an admission ticket to:

CSK Auto Corporation 645 East Missouri Avenue, Suite 400 Phoenix, AZ 85012 Attn: Lon Novatt, Secretary

The Board of Directors recommends a vote FOR each of the following proposals:

Please mark your votes as indicated in this example.

		FOR all nominees listed below	FOR all nominees listed below (except as marked to the contrary below)	WITHHELD

1. ELECTION OF DIRECTORS

01 Maynard L. Jenkins, Jr.	08 Frederick J. Rowan II

02 James G. Bazlen	09 Robert Smith

03 James O. Egan	10 Christopher J. Stadler

04 Morton Godlas	11 Jules Trump

05 Terilyn A. Henderson	12 Eddie Trump

06 Charles K. Marquis	13 Savio W. Tung

07 Simon Moore

Instruction: To withhold authority to vote for any individual nominee, print that nominee’s name in the space provided below.

2.	Ratify appointment of independent public accountant	FOR	AGAINST	ABSTAIN

3.	Approval of adoption of 2002 Executive Incentive Program	FOR	AGAINST	ABSTAIN

4.	Approval of amendment to Restated Certificate of Incorporation.	FOR	AGAINST	ABSTAIN

Even if you are planning to attend the Annual Meeting in person, you are urged to sign and mail this Proxy Card in the return envelope so that your stock may be represented at the meeting.

Signature(s) ________________________________________ Title(s) _________________________ Date ___________

Sign exactly as your name(s) appears on your stock certificates. If shares of stock stand on record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons (as the case may be) should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by an authorized officer. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their title. Please date the Proxy Card.

- DETACH HERE AND MAIL IN THE ENCLOSED ENVELOPE -

Vote by Telephone or Mail
24 Hours a Day, 7 Days a Week

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Telephone		Mail

1-800-840-1208

Use any touch-tone telephone to		Mark, sign and date

vote your proxy. Have your proxy		your proxy card

card in hand when you call. You will	OR	and

be prompted to enter your control		return it in the

number, located in the box below,		enclosed postage-paid

and then follow the directions given.		envelope.

If you vote your proxy by telephone, you
do NOT need to mail back your proxy card.